UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2023

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 11, 2023, Voyager Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a first amendment (the “First Amendment”) to its existing lease agreement with LS 75 Hayden, LLC, as successor in interest to HCP/King 75 Hayden LLC (the “Landlord”), dated March 16, 2020 (the “Lease Agreement”), pursuant to which the Company has agreed to lease approximately 61,307 square feet of additional office and laboratory space (the “Expansion Premises”) in the property located at 75 Hayden Avenue, Lexington, Massachusetts (the “Building”) to support its operations. Under the Lease Agreement, the Company currently leases approximately 32,000 square feet of office and laboratory space in the Building (together with the Expansion Premises, the “Leased Premises”). The Company expects to move some of its operations from its existing Cambridge facility to the Leased Premises once the Expansion Premises lease term has commenced and to consolidate its operations within the Leased Premises in the future.

Under the terms of the First Amendment, the Landlord has agreed to make certain leasehold improvements to the Expansion Premises (the “Expansion Premises Improvements”). The First Amendment provides for a tenant improvement allowance of up to approximately $1.8 million (the “Expansion Premises Allowance”) to be applied to the total cost of the Expansion Premises Improvements, subject to certain limitations. The Company has agreed to pay the costs of the Expansion Premises Improvements in excess of the Expansion Premises Allowance as incurred in accordance with the First Amendment.

The term of the Company’s lease of the Expansion Premises commences on the date on which the Landlord delivers the Expansion Premises to the Company (the “Expansion Premises Commencement Date”) and expires on January 31, 2031, unless sooner terminated or extended in accordance with the terms of the Lease Agreement, as amended by the First Amendment (the “Amended Lease Agreement”). The Expansion Premises Commencement Date is estimated to occur on or about February 1, 2024. Subject to the terms of the Amended Lease Agreement, the Company has an option to extend the term of the Amended Lease Agreement with respect to the Expansion Premises for one five-year term.

Commencing on the date occurring four months after the Expansion Premises Commencement Date, but in no event earlier than June 1, 2024 (the “Expansion Premises Rent Commencement Date”), the Company is obligated to pay an annual base rent of approximately $4.9 million, subject to an annual increase of approximately three percent of the prior year annual base rent, and its proportionate share of property taxes and operating expenses. The Company also agreed to deliver an amended or replacement irrevocable letter of credit in the additional amount of approximately $1.2 million as of January 1, 2024 for a total of approximately $2.3 million for the benefit of the Landlord as partial security for the Company’s obligations under the Amended Lease Agreement. During the period from the Expansion Premises Commencement Date to the Expansion Premises Rent Commencement Date, the Company is not obligated to pay base rent, but is responsible for its proportionate share of property taxes and operating expenses, with regard to the Expansion Premises.

The Landlord has the right to terminate the Amended Lease Agreement with respect to the Leased Premises including the Expansion Premises upon specified events of default including the Company’s failure to pay rent in a timely manner or maintain adequate insurance or the Company’s abandonment of the Leased Premises. Upon a termination of the Amended Lease Agreement in connection with an event of default, the Company has agreed to pay the Landlord damages, at the Landlord’s election, of either (i) an amount, discounted to present value at the rate of five percent per annum, by which (a) the remaining rent payable by the Company over the remainder of the term of the Lease Agreement with respect to the Leased Premises (the “Remaining Rent”) exceeds (b) the aggregate projected rental value for the same period or (ii) an amount equal to the Remaining Rent, payable upon the due dates in accordance with the Amended Lease Agreement, less any rent received by the Landlord upon the re-letting of the Leased Premises, net of expenses incurred by the Landlord to terminate the Amended Lease Agreement with respect to the Leased Premises and re-let the Leased Premises.

The foregoing summary of the First Amendment is qualified in its entirety by the text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in or incorporated by reference into Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Lease Agreement, by and between Voyager Therapeutics, Inc. and LS 75 Hayden, LLC, dated August 11, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2023	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D.
Chief Executive Officer, President, and Director (Principal Executive Officer)